Exhibit 99.1

ISTA Pharmaceuticals Reports Fourth Quarter and Full-Year 2008 Financial Results

IRVINE, Calif., February 19 /PRNewswire-FirstCall/ ISTA Pharmaceuticals, Inc. (Nasdaq: ISTA), today reported financial results for the quarter and the year ended December 31, 2008. ISTA’s 2008 full-year net revenue increased 41% to $83.1 million as compared to full-year 2007. Fourth quarter 2008 net revenue of $28.1 million reflected an increase of 47% over the fourth quarter of 2007.

“In 2008, ISTA became the fastest growing and fifth largest branded ophthalmic drug company in the U.S. Xibrom continues its strong growth trajectory, and Istalol ended the year with an upswing in prescriptions. These two products are the two fastest growing branded ophthalmic products, and we saw these trends continue into January,” stated Vicente Anido Jr., Ph.D., President and Chief Executive Officer of ISTA Pharmaceuticals. “Consistent with our commercial success, we ended 2008 in a position of financial strength, particularly after receiving $65 million from our long-term shareholders, Deerfield Management, Sprout Group and Sanderling Ventures, and increasing our Silicon Valley Bank revolving credit facility to $25 million. These two actions provide us with the flexibility to fund ISTA’s growth towards expected profitability in 2010.”

“We expect our future growth will be generated by increased sales of our existing marketed drugs combined with the introduction of new products. Based upon positive Phase III results, we filed ISTA’s NDA for Bepreve as an eye drop treatment for ocular itching associated with allergic conjunctivitis in November 2008. In January 2009, we received notification that our NDA for Bepreve was accepted for review by the FDA, and we anticipate receiving approval to market Bepreve during the third quarter of 2009. We expect results from our T-Pred studies in the second half of 2009 that will supplement our NDA filing, and we will complete a confirmatory Phase III trial for Xibrom QD to support our sNDA filing. We also have initiated a clinical study with a lower concentration of Xibrom to treat dry eye syndrome. At the end of 2008, we completed a Phase IIb clinical study for ecabet sodium and believe the recently announced positive results, in addition to our previous Phase II studies, provide a clear path forward to the Phase III study designs and NDA filing requirements. Based upon our further analysis of the ecabet sodium Phase II data and results from our Xibrom lower concentration study, we will make a decision on which product or products in our dry eye franchise to move into Phase III trials, which could start as early as 2010.”

Dr. Anido concluded, “We expect 2009 will be an exciting year for ISTA with a number of catalysts. FDA approval of Bepreve will take ISTA into the largest category in which we have competed, and we believe we will have the same type of success we had with Xibrom in the ophthalmic NSAID space. We also expect to be approximately breakeven on an operating income basis in 2009, reflecting our evolution from a drug development company to a successful, commercial pharmaceutical company. Although we anticipate a difficult macro environment in 2009, we believe we have the people and strategies to utilize our deep pipeline and strong financials for continued growth in the upcoming year.”

Net Revenue (in millions, except percentage data)
	Year-Ended December 31, 2008	Year-Ended December 31, 2007	% Change
Xibrom	$63.0	$42.1	50%
Istalol	14.6	11.3	29%
Vitrase	5.2	5.2	0%
Other	0.3	0.3	0%
Total Net Revenue	$83.1	$58.9	41%

Fourth Quarter and Year End Operating Details

Gross margin for the fourth quarter and year ended December 31, 2008, was 74% (or $20.9 million) and 74% (or $61.1 million), respectively, as compared to 72% (or $13.7 million) and 73% (or $43.0 million), respectively, for the same periods in 2007. The change in gross margin for the 2008 periods was due primarily to shifts in revenue mix and price increases.

Research and development expenses for the fourth quarter and year ended December 31, 2008, were $7.3 million and $32.4 million, respectively, as compared to $11.6 million and $32.5 million during the same periods of 2007. Research and development expenses for 2008 of $32.4 million were slightly below management’s guidance of $34 to $38 million primarily due to timing of certain clinical trials and milestone payments to partners. Stock-based compensation expenses included in research and development expenses for the fourth quarter and year ended December 31, 2008 were $0.5 million and $1.0 million, respectively.

Selling, general, and administrative expenses for the fourth quarter and year ended December 31, 2008, were $13.4 million and $53.5 million, respectively, as compared to $11.5 million and $46.6 million for the corresponding periods in 2007. The increase in selling, general and administrative expenses in 2008 as compared to 2007 primarily results from higher sales and marketing expenses, an overall increase in administrative costs primarily legal expenses, and an increase in stock-based compensation expense. Stock-based compensation expenses included in selling, general, and administrative expenses for the fourth quarter and for the year ended December 31, 2008 were $0.7 million and $3.0 million, respectively.

The net loss for the fourth quarter and year ended December 31, 2008, was $1.9 million (or $0.06 per share) and $30.7 million (or $0.93 per share), respectively, compared with a net loss of $9.9 million (or $0.30 per share) and $38.2 million (or $1.29 per share) for the same periods in 2007. At December 31, 2008, ISTA had cash and short-term investments of $53.0 million.

2009 Financial Outlook

•

We expect our net revenue for 2009 will be approximately $92 to $97 million. We do not expect a generic to Xibrom in 2009. Our net sales are seasonal, with first quarter net sales typically being the lowest of the year and less than the prior quarter.

•

We expect our gross margin to be 70% to 73% in 2009. We expect our gross margin to be at the lower end at the beginning of the year and increasing to the higher end by year end 2009, due to the timing of certain manufacturing expenses in 2009.

•	We expect to be approximately operating income breakeven in 2009.

•	We expect our net loss for 2009 will be approximately $7 to $10 million, due to interest and related expenses.

•

Depending upon the progress of our clinical and pre-clinical programs, we expect our research and development expenses in 2009 to be in the range of $20 to $25 million and include costs associated with supporting the Bepreve NDA filing, milestones we have paid or expect to pay to Senju for the acceptance and approval of Bepreve, the Xibrom QD confirmatory study, T-Pred study completion, and a low-concentration version of Xibrom for dry eye.

•	We expect to end 2009 with a cash balance of $35 to $45 million, including cash drawn on our Silicon Valley Bank revolving credit facility, subject to change due to fluctuations in working capital.

Conference Call

ISTA will host a conference call with a simultaneous webcast today, February 19, 2009, at 5:00 PM Eastern Time, to discuss its fourth quarter and full-year 2008 results. To access the live conference call, U.S. and Canadian participants may dial 866-730-5766; international participants may dial 857-350-1590. The access code for the live call is 52070700. To access the 24-hour audio replay, U.S. and Canadian participants may dial 888-286-8010; international participants may dial 617-801-6888. The access code for the call is 11605791. This conference call will also be webcast live and archived on ISTA’s website for 30 days at http://www.istavision.com.

ABOUT ISTA PHARMACEUTICALS

ISTA Pharmaceuticals is an ophthalmic pharmaceutical company. ISTA’s products and product candidates addressing the $4.7 billion U.S. prescription ophthalmic industry include therapies for inflammation, ocular pain, glaucoma, allergy, and dry eye. The Company currently markets three products and is developing a strong product pipeline to fuel future growth and market share, thereby continuing its growth to become the leading niche ophthalmic pharmaceutical company in the U.S. For additional information regarding ISTA, please visit ISTA Pharmaceuticals’ website at http://www.istavision.com.

CONTACT: Vince Anido, +1-949-788-5311, vanido@istavision.com, or

Investors, Lauren Silvernail, +1-949-788-5302, lsilvernail@istavision.com,

both of ISTA Pharmaceuticals; Investors, Juliane Snowden, +1-212-213-0006,

jsnowden@burnsmc.com, or Media, Justin Jackson, jjackson@burnsmc.com,

both of Burns McClellan, for ISTA Pharmaceuticals

Any statements contained in this press release that refer to future events or other non-historical matters are forward-looking statements. Without limiting the foregoing, but by way of example, statements contained in this press release to the FDA’s timely review and approval of Bepreve, ISTA’s beliefs about the commercial success of Bepreve, the completion of a clinical study in support of T-Pred, the submission of supplement for T-Pred’s NDA filing, the intention to select product or products to advance into Phase III trials in 2010, 2009 financial guidance and ISTA’s goals of becoming operating income breakeven in 2009, and becoming the leading niche ophthalmic pharmaceutical company are forward-looking statements. Except as required by law, ISTA disclaims any intent or obligation to update any forward-looking statements. These forward-looking statements are based on ISTA’s expectations as of the date of this press release and are subject to risks and uncertainties that could cause actual results to differ materially. Important factors that could cause actual results to differ from current expectations include, among others: timely and successful implementation of ISTA’s strategic initiatives; delays and uncertainties related to ISTA’s research and development programs (including the difficulty of predicting the timing or outcome of product development efforts and the FDA or other regulatory agency approval or actions); uncertainties and risks regarding market acceptance of and demand for ISTA’s approved products and the impact of competitive products and pricing; uncertainties and risks related to ISTA’s ability to properly manage its growth; uncertainties and risks regarding the continued timely performance by ISTA’s strategic partners of their respective obligations under existing collaborations and licensing arrangements; uncertainties and risks related to the continued availability of third party sourced products and raw materials on commercially reasonable terms, or at all; uncertainties and risks related to successful compliance with FDA and or other governmental regulations applicable to ISTA’s facilities, products and/or business; uncertainties and risks related to the scope, validity, and enforceability of patents related to ISTA’s products and technologies and the impact of patents and other intellectual property rights held by third parties; and such other risks and uncertainties as detailed from time to time in ISTA’s public filings with the U.S. Securities and Exchange Commission, including but not limited to ISTA’s Annual Report on Form 10-K for the year ended December 31, 2007, and its Forms 10-Q for the quarters ended March 31, 2008, June 30, 2008, and September 30, 2008.

ISTA Pharmaceuticals, Inc.

Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Revenue:
Product sales, net	$28,049	$19,092	$82,798	$58,589
License revenue	70	70	278	278
Total revenue	28,119	19,162	83,076	58,867
Cost of products sold	7,186	5,447	21,947	15,864
Gross profit margin	20,933	13,715	61,129	43,003
Costs and expenses:
Research and development	7,347	11,572	32,400	32,492
Selling, general, and administrative	13,389	11,503	53,539	46,603
Total costs and expenses	20,736	23,075	85,939	79,095
Gain/(Loss) from operations	197	(9,360)	(24,810)	(36,092)
Interest income	35	655	714	2,141
Interest expense	(2,119)	(1,151)	(6,578)	(4,270)
Net loss	$(1,887)	$(9,856)	$(30,674)	$(38,221)
Net loss per common share, basic and diluted	$(0.06)	$(0.30)	$(0.93)	$(1.29)
Shares used in computing net loss per common share, basic and diluted	33,056	32,884	33,028	29,621

ISTA Pharmaceuticals, Inc.

Summary of Consolidated Balance Sheets Data

(in thousands)

(unaudited)

	December 31, 2008	December 31, 2007
Cash and short-term investments	$53,016	$46,140
Restricted cash	0	2,400
Working capital	31,500	32,686
Total assets	82,660	71,716
Total stockholders’ deficit	(17,199)	(1,308)

SOURCE ISTA Pharmaceuticals, Inc.

-0-                                                                      03/06/2008

/CONTACT: Vince Anido, +1-949-788-5311, vanido@istavision.com, or Investors, Lauren Silvernail, +1-949-788-5302, lsilvernail@istavision.com, both of ISTA Pharmaceuticals; Juliane Snowden, +1-212-213-0006, jsnowden@burnsmc.com, or Media, Justin Jackson, jjackson@burnsmc.com, of Burns McClellan, for ISTA Pharmaceuticals/

/First Call Analyst: /

/FCMN Contact: nkahner@burnsmc.com /

/Web site: http://www.istavision.com /

(ISTA)